Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-280265

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated October 25, 2024

and Prospectus dated June 17, 2024)

$750,000,000

Essential Properties Realty Trust, Inc.

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement, dated and filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2024 (the “Original Prospectus Supplement”), and the base prospectus dated June 17, 2024 (the “Prospectus”) relating to the offering of shares of our common stock, $0.01 par value per share, having an aggregate gross sales price of up to $750,000,000, pursuant to an ATM Equity Offering Sales Agreement (the “Sales Agreement”) with BofA Securities, Inc., Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., Capital One Securities, Inc. (“Capital One”), Citigroup Global Markets Inc., Evercore Group L.L.C., Goldman Sachs & Co. LLC, Huntington Securities, Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, Nomura Securities International, Inc., Raymond James & Associates, Inc., Scotia Capital (USA) Inc., Stifel, Nicolaus & Company, Incorporated, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC (the “agents”) and the forward purchasers (as defined in the Original Prospectus Supplement). As of April 28, 2025, we had issued common stock with an aggregate gross sales price of $99.5 million and could issue additional common stock with an aggregate gross sales price of up to $650.5 million pursuant to the Sales Agreement. This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On April 28, 2025, we entered into Amendment No. 1 to the Sales Agreement with the agents, the forward purchasers, StoneX Financial Inc. (“StoneX”), Citizens JMP Securities, LLC (“Citizens”) and Regions Securities LLC (“Regions”), to add StoneX as a forward seller and forward purchaser under the Sales Agreement, to add Citizens as an agent, forward seller and forward purchaser under the Sales Agreement and to add Regions as an agent, forward seller and forward purchaser under the Sales Agreement. Accordingly, any references to “agent” or “agents” in the Original Prospectus Supplement shall hereafter be deemed to include Citizens and Regions, any references to “forward purchaser” or “forward purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include StoneX, Citizens and Regions, and any references to “forward seller” in the Original Prospectus Supplement shall hereafter be deemed to include Citizens, Regions and StoneX.

Investing in our common stock involves risks. See the information under the caption “Risk Factors” on page S-5 of the Original Prospectus Supplement, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, for factors you should consider before investing in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Securities	Barclays	BMO Capital Markets	BNP PARIBAS	Capital One Securities	Citigroup

Citizens Capital Markets	Evercore ISI	Goldman Sachs & Co. LLC	Huntington Capital Markets	Mizuho	Morgan Stanley	Nomura

Raymond James	Regions Securities LLC	Scotiabank	Stifel	TD Securities	Truist Securities	Wells Fargo Securities

The date of this prospectus supplement is April 28, 2025